SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, For Use of the Commission Only

[ ]	Definitive Proxy Statement		(as permitted by Rule14a-6(e)(2))

[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

THE ROBERT MONDAVI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RMC Employee Voicemail/ Email
Thursday, December 2, 2004

          Good afternoon, this is Greg Evans with a voicemail to all Robert Mondavi Corporation employees. On Monday and Tuesday, the senior leadership teams from Robert Mondavi Corporation and Constellation Brands met to discuss the plan to bring the two companies together upon the close of the merger. These were productive meetings, both in terms of getting through some of the decisions and continuing to get a better understanding of how each team works.

          While there is still much work ahead around the integration plan, we did finalize some elements, which I will share with you.

          Constellation’s strategy is to build on the heritage and strength of The Robert Mondavi Corporation by leveraging Constellation’s routes-to-market in the US and around the world. To retain Robert Mondavi’s valuable brand equity, continue to grow sales volumes and further strengthen the portfolio, the Robert Mondavi Winery will continue to operate, as an estate, as part of Franciscan, led by Jon Moramarco. Our lifestyle brands including Woodbridge, Robert Mondavi Private Selection and Papio will be integrated into Constellation Wines US, under the leadership of Jose Fernandez.

          While the plan is to retain many Robert Mondavi employees, there will be position eliminations in the sales, general and administrative areas. Details of these reductions are being worked out by the integration team and those details will be shared with all employees by mid January. Wherever possible, the team will be looking for opportunities to place impacted Robert Mondavi employees in positions within Constellation.

          Regarding Woodbridge Winery, Robert Mondavi Winery and the Lodi Distribution Center, there will be minimal staffing impact to these facilities.

          As planned, we will move forward with most position eliminations for December 3rd. There are a few exceptions, and those employees have already been notified that they will no longer be impacted by previously announced position eliminations.

          Constellation has committed that all employees affected by position eliminations will receive the same severance benefits that we offered to our recently-separated employees. Obviously, this announcement is painful because it means that we will be saying goodbye to additional friends and colleagues who have contributed to our business success. We want to acknowledge our appreciation for those contributions. Again, we recognize this continues to be highly stressful time for the organization. As always, we appreciate your professionalism and support of your colleagues in this challenging time.

          Besides the additional details that will be provided about individual positions in January, there will be some other key communication dates around the merger. On December 22, we will host our annual shareholder meeting in San Francisco. Assuming shareholder approval of the merger the transaction will be finalized promptly thereafter.

          Over the next few weeks, the integration team will work together on the specific details of the integration. As they work through and develop the plans, I will keep you updated when additional information is available.

Important Information For Investors And Shareholders

          In connection with the proposed merger, The Robert Mondavi Corporation has filed a preliminary proxy statement and will file a definitive version of such document and other relevant documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY’S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

          The Company, Constellation Brands, Inc. and their respective directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.